Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
First Quarter of Fiscal Year 2009

Calgary, Alberta – June 11, 2008 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported financial and operational results for its first quarter of the fiscal year ended January 31, 2009.

Financial Summary

The Company incurred a net loss of $1.8 million ($0.04 net loss per diluted share) for the first quarter of fiscal 2009 compared to a net loss of $3.4 million ($0.11 net loss per diluted share), for the first quarter of fiscal 2008. A primary contributor to the decrease in the loss was a significant reduction in stock based compensation expense, which is a component of general and administrative expenses. Revenue for the first quarter of fiscal 2009 totaled $0.2 million which was derived from producing wells in the Company’s Barnett and Alberta Deep Basin projects compared to approximately $0.1 million in the first quarter of fiscal 2008.

In the first quarter of fiscal 2009, the Company spent $2.4 million on investing activities mainly related to shale gas exploration in the Maritimes Basin of Eastern Canada for completion and testing of two vertical test wells which were drilled in the third quarter of fiscal 2008. In the same quarter of fiscal 2008, the Company invested $2.6 million.

At April 30, 2008, cash and cash equivalents totaled $1.2 million. On June 4, 2008, Triangle announced that it raised $25.5 million through the private placement of 18,257,500 units priced at $1.40 per unit. Each unit consists of one share of common stock and one-half of a warrant. One full warrant can be exercised into one share of common stock for a period of two years at a price of $2.25 per share. The net proceeds of $23.6 million have been used to repay $4 million of secured convertible debentures and will be used to fund a portion of the drilling program in the Maritimes Basin and for general working capital. Canaccord Adams Inc. acted as placement agent for this offering.

Mark G. Gustafson, Triangle’s Chairman, President and CEO, commented, “Our recently completed funding provides us with the working capital and strong balance sheet we need to focus our attention on the development of our Maritimes Basin shale gas project. We are reviewing that project with several potential joint venture partners and look forward to selecting one in the near future and to move forward aggressively with our drilling plans. Our capital investment program for the balance of this year will be directed almost exclusively to that area.

Operations Summary - Maritimes Basin (Nova Scotia)

During the first quarter, Triangle announced that its independent reserves evaluation engineering firm, Ryder Scott Company Petroleum Consultants (“Ryder Scott”) had estimated the resource potential for the Company’s Horton Bluff Shale in the Windsor Block of Nova Scotia to be 69 trillion cubic feet (“TCF”) of original gas-in-place. Ryder Scott calculated gas-in-place at the Kennetcook (“KC”) #1 well using the Company’s extensive database of log and core data for the well, mapped the rock volume within Triangle’s seismic survey, correlated the well to the seismic, and then determined the resource potential of the seismically-delineated area. A 3-D seismic survey of 16,200 acres (25 square miles), which contains the two test wells drilled to date, is encompassed within the overall 2-D seismic area. Within this subset land block, Ryder Scott estimates a resource potential of 3 TCF, which is included in the 69 TCF total. Triangle’s 2-D seismic database consists of 142 linear miles of recently-shot, high quality data. This resource assessment covers only 40% of the Company’s land block that is delineated by seismic.

Both Ryder Scott and Triangle do not purport to classify any of the resource potential as reserves, under any definition of reserve category. For a complete copy of the Ryder Scott Resource Assessment Report, please visit www.trianglepetroleum.com.

Triangle is preparing to conclude its follow up work on the KC #2 vertical test well. This vertical test well has flowed up to 60 thousand cubic feet of gas per day. Following the installation of an electric submersible pump, all frac water and a small amount of formation water have been recovered from the well. The formation water appears to be limited in volume and the Company believes the water source has been substantially depleted and does not appear to significantly impede gas flow. The Company will complete a pressure buildup test to further enhance its understanding of reservoir properties and frac effectiveness. No material new information is expected to be gathered from this test.

Howard Anderson, Triangle’s Vice-President of Engineering and Chief Operating Officer, stated, “We continue to be pleased with the results of our two initial test wells in the Windsor Block along with all the analyses that have been done on these wells. Both the KC #1 and KC #2 vertical test wells have fulfilled their purpose by contributing valuable geological information, which led to the Ryder Scott Resource Potential report. Our work on both wells is effectively complete and we will now use the data collected from them and our extensive seismic database to move forward with our plans to drill and complete a multi-well program before the end of calendar 2008.”

Conference Call Information

Triangle has scheduled a conference call to review first quarter fiscal 2009 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 51403049.

The call will be available for replay beginning two hours after the call is completed through midnight of June 15, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 51403049.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-KSB, File No. 0-51321, available from us at Suite 1250, 521-3rd Avenue SW Calgary, Alberta, Canada, T2P 3T3. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended April 30,	Three Months Ended April 30,
	2008	2007
	$	$

Revenue, net of royalties	152,119	68,591

Operating Expenses

Oil and gas production	59,227	2,310
Depletion, depreciation and accretion	70,299	75,468
Depreciation – property and equipment	9,759	6,780
General and administrative	1,200,718	2,133,428
Foreign exchange (gain) loss	(4,006)	95,060

Total Operating Expenses	1,335,997	2,313,046

Loss from Operations	(1,183,878)	(2,244,455)

Other Income (Expense)

Accretion of discounts on convertible debentures	(1,215,358)	(2,340,726)
Amortization of debt issue costs	(109,584)	(117,708)
Interest expense	(253,980)	(382,351)
Interest income	17,215	192,423
Unrealized gain on fair value of derivatives	919,330	1,467,540

Total Other Income (Expense)	(642,377)	(1,180,822)

Net Loss for the Period	(1,826,255)	(3,425,277)

Net Loss Per Share – Basic and Diluted	(0.04)	(0.11)

Weighted Average Number of Shares Outstanding – Basic and Diluted	47,433,000	30,579,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

	April 30, 2008 $	January 31, 2008 $

ASSETS

Current Assets

Cash and cash equivalents	1,195,535	4,581,589
Prepaid expenses	676,917	797,307
Other receivables	1,693,975	1,689,391

Total Current Assets	3,566,427	7,068,287

Debt Issue Costs, net	356,250	465,833

Property and Equipment	58,087	66,121

Oil and Gas Properties (Note 4)	25,595,471	24,978,949

Total Assets	29,576,235	32,579,190

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	1,783,119	3,533,833
Accrued interest on convertible debentures	3,005,076	2,751,096
Accrued liabilities	464,339	420,384
Derivative liabilities (Note 7)	1,516,142	3,262,846
Convertible debentures, current portion, less unamortized discount of $695,296 and $1,321,869, respectively (Note 6)	3,929,704	4,778,271

Total Current Liabilities	10,698,380	14,746,430

Asset Retirement Obligations (Note 5)	870,124	1,003,353

Convertible Debentures, less unamortized discount of $2,640,494 and $3,229,279, respectively (Note 6)	7,359,506	6,770,721

Total Liabilities	18,928,010	22,520,504

Going Concern (Note 2)
Subsequent Events (Note 10)

Stockholders’ Equity

Common Stock (Note 8) Authorized: 100,000,000 shares, par value $0.00001 Issued: 48,653,758 shares (2008 - 46,794,530 shares)	487	468

Additional Paid-In Capital (Note 8)	60,268,052	57,852,277

Deficit	(49,620,314)	(47,794,059)

Total Stockholders’ Equity	10,648,225	10,058,686

Total Liabilities and Stockholders’ Equity	29,576,235	32,579,190